Exhibit 10.1

Execution Form

SETTLEMENT AGREEMENT

           This Settlement Agreement is entered into as of March 28, 2008, and shall be effective as of the Effective Date defined hereinafter, by and between Diomed Inc. (“Diomed”), a Delaware corporation having a principal place of business at One Dundee Park, Suite 5, P.O. Box 97, Andover, Massachusetts (telecopy 978-475-8488) and AngioDynamics, Inc. (“AngioDynamics”), a Delaware corporation having its principal place of business at 603 Queensbury Avenue, Queensbury, New York 12804 (telecopy 518.798-3625).  Diomed and AngioDynamics are referred to herein individually as a “Party” and collectively as “the Parties.”
W I T N E S S E T H
           WHEREAS, prior to the Petition Date, Diomed filed a Complaint against AngioDynamics in the United States District Court for the District of Massachusetts (the “Court”), Civil Action No. 04-10019 (the “Litigation”) alleging infringement of U.S. Patent No. 6,398,777 (“the ‘777 patent”); and

           WHEREAS, final judgment (the “Judgment”) in favor of Diomed was entered by the Court on August 3, 2007; and

           WHEREAS, AngioDynamics filed a notice of appeal (the “Appeal”) to the United States Court of Appeals for the Federal Circuit (“CAFC”); and

           WHEREAS, Hercules Technology Growth Capital Inc. (“HTGC”) claims a security interest and lien in the Judgment; and

WHEREAS, on March 14, 2008 (the “Petition Date”) Diomed and its parent, Diomed Holdings Inc., each respectively filed a voluntary petition for relief under chapter 11 to Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Massachusetts (Worchester Division) (the “Bankruptcy Court”) at jointly administered Case No. 08-40749 (the “Bankruptcy Case”); and
WHEREAS, Diomed remains in control of its business and affairs as a debtor-in-possession pursuant to section 1107 and 1108 of the Bankruptcy Code; and
           WHEREAS, this Settlement Agreement, subject to approval by the Bankruptcy Court, is entered into for the purpose of settling and compromising the monetary judgment awarded during the Litigation,, any post judgment interest thereon, and any claims for costs Diomed might have against AngioDynamics; and
           WHEREAS, each Party has relied wholly upon its own judgment, after consultation with counsel, in entering into this Settlement Agreement;
           WHEREAS, nothing herein is intended nor shall be construed to have any effect on any claims or counterclaims in this Litigation or any other litigation between Diomed and/or AngioDynamics and any entity that is not a Party to this Agreement;
           NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. On the Effective Date, AngioDynamics and Diomed shall send a letter or other required documents to Federal Insurance Company (“Federal”), surety on the supersedeas bond filed by AngioDynamics in connection with the Appeal, informing Federal that the Parties have entered into this Agreement, and instructing Federal to immediately take, from the assets deposited by AngioDynamics with Federal as security for the supersedeas bond, the sum of seven million dollars ($7,000,000) (the “Angio Payment”) and deliver such sum in escrow to bankruptcy counsel to Diomed, McGuireWoods LLP (the “Escrow Agent”), to be disbursed to Diomed pursuant to the procedures set forth in Paragraphs 2 and 3 of this Agreement.  The Parties agree that all other funds held by Federal are the sole and exclusive property of AngioDynamics and shall be returned to AngioDynamics at its direction.  Diomed will execute and shall cause HTGC to execute any documents necessary to waive any claims to all funds held by Federal in excess of the Angio Payment set forth above and to confirm that all such excess funds shall be returned at AngioDynamics’ direction.  In the event that Federal fails to make the payment described above to the Escrow Agent within three business days of receipt of the documents requesting such payment, AngioDynamics shall, by close of business on the very next business day, make the $7,000,000 payment by wire transfer in immediately available funds to the Escrow Agent in lieu of the payment from Federal.  As a condition to such payment by AngioDynamics, Diomed will deliver to Federal and cause HTGC to deliver to Federal any documents required relinquishing and waiving any claim to the funds held by Federal and confirming that such funds shall be released as directed by AngioDynamics.
2. On the next business day after the Angio Payment has been placed in escrow with the Escrow Agent, the Parties shall submit, or cause to be submitted, a joint request to the CAFC that the CAFC dismiss the Appeal pursuant to Fed. R. App. P. 42.  The joint request (the “Joint Request”) shall be substantially in the form of Exhibit A to this Agreement.

3. Within two (2) business days after the CAFC dismisses the Appeal pursuant to the Joint Request , Diomed shall execute and deliver to the Escrow Agent and cause the Escrow Agent to provide to AngioDynamics a Satisfaction of Judgment (the “Satisfaction of Judgment”) which shall provide that AngioDynamics has satisfied in full the monetary judgment of the Court entered on August 3, 2007 and is therefore released from said monetary obligation.  The Satisfaction of Judgment shall be substantially in the form of Exhibit B to this Agreement.  The Satisfaction of Judgment shall be delivered with a written release from HTGC of its security interest and lien in the Judgment (the “Secured Creditor Release”).  The Secured Creditor Release shall be substantially in the form of Exhibit C to this Agreement.  After delivery of the Satisfaction of Judgment and the Secured Creditor Release to AngioDynamics, the Escrow Agent will be permitted to disburse the Angio Payment in the amount set forth in the Order of the Bankruptcy Court authorizing and approving this Agreement.  Diomed further agrees that, in light of this Agreement and the payment it is receiving, Diomed is not entitled to recover any costs from AngioDynamics relating to the Litigation and agrees not to file a Bill of Costs as to AngioDynamics in either the Court or CAFC.  In addition, Diomed will, and will cause HTGC to, execute any necessary documents to effectuate the formal release of the supersedeas bond provided by AngioDynamics in connection with the Appeal.  Nothing herein or in the Satisfaction of Judgment shall amend, alter, or release AngioDynamics’ obligations pursuant to the Permanent Injunction entered by the Court on July 2, 2007.
4. This Agreement shall be binding upon each Party, its parents, subsidiaries, affiliates, partners, shareholders, agents, employees, representatives, successors and assigns.

5. For a period commencing on the Effective Date and running for one hundred eighty (180) days thereafter, neither Party shall commence any new civil action against the other Party or its parent or subsidiary entities, on any basis for any alleged cause of action, whether or not now known, arising from any facts or circumstances having taken place prior to the date hereof.  In the event of any new civil action or reexamination involving the '777 patent, or any reissued or reexamined version thereof, or any foreign counterpart thereto, neither Party shall be precluded from raising or litigating any issue that was or could have been raised in the Litigation and neither Party shall claim that collateral estoppel, res judicata or any other legal doctrine precludes any such issue from being raised and litigated.  Furthermore, no appeal shall be taken from the Order of the Court dated January 15, 2008 pertaining to allegations of contempt.
6. The Effective Date of this Agreement shall be the date upon which all of the following have occurred:
(a) approval and authorization of this Agreement by the Board of Directors of Diomed, with notice given by Diomed to AngioDynamics; and

(b) approval and authorization of this Agreement by the Board of Directors of AngioDynamics, with notice given by AngioDynamics to Diomed; and

(c) entry of an order by the Bankruptcy Court in a form and substance satisfactory to AngioDynamics authorizing and approving this Agreement in accordance with Federal Rule of Bankruptcy Procedure 9019 and Bankruptcy Code Section 363.

If the Effective Date has not occurred by April 5, 2008, then either Diomed or AngioDynamics shall have the right to terminate this Agreement by written notice to the other.  Notwithstanding the foregoing, Diomed shall use good faith best efforts to have the Bankruptcy Court consider authorization and approval of the Agreement on its previously scheduled hearing date of April 2, 2008.

7. With respect to the owners of any right, title, or interest in or to the ‘777 patent or any foreign counterparts thereto, subject to receipt of the approval of its Board of Directors referred to in Section 6(a), Diomed hereby represents and warrants that it has full authority on behalf of all owners to enter into this Agreement as provided by Paragraph 4.6(b) of the July 11, 2003 License Agreement between Diomed and Endolaser Associates LLC (which is the only entity that has any such rights other than Diomed) and to perform its obligations under this Agreement.  With respect to inventor and former owner Dr. Robert Min, Diomed represents and warrants that it has full authority to enter into this Agreement as provided by Paragraph 5.4(b) of the July 23, 2003 Purchase Agreement between Diomed and Dr. Min, and to perform its obligations under this Agreement.
8. Subject to receipt of the approval of its Board of Directors referred to in Section 6(b), AngioDynamics hereby represents and warrants that it has full authority to enter into this Agreement and to perform its obligations under this Agreement.
9. This Agreement shall be governed by and be interpreted under the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles, and the Parties consent to personal jurisdiction in Massachusetts and agree that all litigation to enforce the terms hereof shall occur in a court of competent jurisdiction within the federal or state courts of Massachusetts.
10. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

11. Both Parties having contributed to the drafting of this Agreement, there shall be no presumption against either Party in the interpretation of any ambiguities it may contain.
12. This Agreement supersedes any prior or contemporaneous communications, whether written or oral, concerning the terms of this settlement, and it constitutes the full and complete agreement of the Parties.  This Agreement shall not be orally modified in any respect, and can be modified only by the written agreement of both Parties.
13. All notices, requests and demands to or upon the Parties to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or one business day after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, sent to the address set forth in the first paragraph of this Agreement (or to such other address as may be hereafter notified by any Party).
14. This Agreement may be executed in counterparts and/or by facsimile.  Any Party that provides its signature by facsimile shall provide the opposing Party with an original ink signature within five business days thereafter; however, this Agreement shall take full effect immediately upon the exchange of the Parties’ signatures by facsimile.

15. Each person signing this Agreement represents that he is authorized to sign it on behalf of the Party for which he purports to sign.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by the signature of its officer affixed below.

DIOMED, INC.	ANGIODYNAMICS, INC.

By: /s/ James A. Wylie, Jr.	By: /s/ Eamonn P. Hobbs

Name: James A. Wylie, Jr.	Name: Eamonn P. Hobbs

Title: President & CEO	Title: President & CEO

Dated: March 28, 2008	Dated: March 28, 2008